EXHIBIT 99.2
Press Release

For Immediate Release

WMI LIQUIDATING TRUST ANNOUNCES CASH DISTRIBUTION
OF APPROXIMATELY $78 MILLION

SEATTLE, July 30, 2014 –WMI Liquidating Trust (the “Liquidating Trust”), formed pursuant to the confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc., today filed its Quarterly Summary Report with the United States Bankruptcy Court for the District of Delaware and announced that it will make a cash distribution (the “Distribution”) of approximately $78 million of Runoff Notes to certain beneficiaries.

In accordance with the priority of payments described in Exhibit H to the Plan, the Distribution will be allocated to claimants in “Tranche 4” in the following amounts:  $16 million to holders of Senior Floating Rate Note Claims; $60 million to holders of PIERS Claims; and $2 million to holders of General Unsecured Claims.

The Liquidating Trust intends to initiate the $78 million Distribution on Friday, August 1, 2014.  Additional information regarding the Distribution will be reflected on the next Quarterly Summary Report for the period ended June 30, 2014, which was filed by the Liquidating Trust with the United States Bankruptcy Court for the District of Delaware earlier today.

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449